As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-136445

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 To

REGISTRATION STATEMENT ON FORM S-1 ON FORM S-3

UNDER

THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	41-1590959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

512 Seventh Avenue

New York, New York 10018

(212) 403-0500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Morris Goldfarb

Chief Executive Officer

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10018

(212) 403-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Gold, Esq.

Manuel G. Rivera, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Telephone: (212) 318-3000

Facsimile: (212) 318-3400

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1 (Registration No. 333-136445), originally filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2006, as amended by Post-Effective Amendment No. 1 thereto on Form S-3 filed with the Commission on October 4, 2006 (collectively, including all exhibits thereto, the “Registration Statement”). The Registration Statement registered resales from time to time of 2,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (the “Company”) and up to 468,748 shares of Common Stock issuable upon the exercise of warrants held by the selling stockholders identified in the prospectus included in the Registration Statement. The Company filed the Registration Statement to fulfill its registration obligations to such selling stockholders under a registration rights agreement. The Company’s obligation to maintain effectiveness of the Registration Statement under the registration rights agreement has expired. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 7, 2012.

G-III APPAREL GROUP, LTD.

By:	/S/ NEAL S. NACKMAN
Neal S. Nackman
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 2 in reliance upon Rule 478 under the Securities Act.